UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2015

AMC ENTERTAINMENT INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8747	43-1304369
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation)		Number)

One AMC Way

11500 Ash Street, Leawood, KS 66211

(Address of Principal Executive Offices, including Zip Code)

(913) 213-2000

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On July 13, 2015, AMC Entertainment Holdings, Inc. (“AMC”) entered into a Stock Purchase Agreement (the “Agreement”) with SMH Theatres, Inc. (“Starplex Cinemas”), the shareholders of Starplex Cinemas (the “Shareholders”) and the Shareholder representative named in the Agreement.  Under the terms of the Agreement, AMC will acquire all of the outstanding common stock of Starplex Cinemas from the Shareholders (the “Transaction”) for $171.8 million in cash, subject to working capital and other adjustments.  Starplex Cinemas operates 33 theatres with 346 screens in 12 states.  AMC Entertainment Inc. is a wholly owned subsidiary of AMC.

AMC will acquire Starplex Cinemas on a cash-free, debt-free basis.  AMC plans to fund the acquisition using cash on its balance sheet and availability under its existing revolving credit facility, if necessary.  AMC expects to consummate the Transaction by the end of 2015, subject to customary closing conditions, including the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The Agreement contains customary representations, warranties and covenants of the parties.  The Shareholders have severally agreed, subject to certain limitations, to indemnify AMC for certain losses resulting from breaches of Starplex Cinemas’ and the Shareholders’ representations and warranties, certain covenants and certain pre-closing tax obligations.  The representations and warranties survive for eighteen months after Closing.  The Agreement provides that $17.18 million plus an amount equal to Starplex Cinemas’ estimated pre-closing income and franchise tax liability and certain other amounts (the “Escrow Amount”) will be held in escrow to, among other things, secure the Shareholders’ obligations to indemnify AMC and to secure any potential purchase price adjustments payable by the Shareholders. Generally, all indemnification claims and purchase price adjustments are limited to the Escrow Amount.  The Escrow Amount will be released, subject to certain claims, in approximately thirds on each of the six, twelve and eighteen month anniversaries of the closing date. AMC has also agreed to indemnify the Shareholders for certain losses resulting from breaches of its representations, warranties and certain covenants.

Each of the parties agreed to use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions, and AMC agreed to use its best efforts, subject to certain limitations, to obtain required antitrust approvals.  The Agreement contains customary termination rights including a right to terminate by AMC, Starplex Cinemas or the Shareholder representative if the closing conditions have not been satisfied within six months of the date of the Agreement, subject to certain extension rights.

The foregoing description of the Agreement is not complete and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.  On July 14, 2015, AMC issued a press release announcing the acquisition of Starplex Cinemas and its entry into the Agreement, a copy of which is attached as Exhibit 99.1.  The information in the press release is incorporated herein by reference.

The representations and warranties of each party set forth in the Agreement have been made solely for the benefit of the other parties to the Agreement and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (1) have been qualified by disclosures made to the other parties in connection with the Agreement, (2) are subject to the materiality standards contained in the Agreement which may differ from what may be viewed as material by investors, and (3) were made only as of the date of the Agreement or such other date as is specified in the Agreement. Investors are not third party beneficiaries under the Agreement.

Item 8.01                                           Other Events.

On July 14, 2015, AMC issued a press release announcing the acquisition of Starplex Cinemas and its entry into the Agreement, a copy of which is attached as Exhibit 99.1.  The information in the press release is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

2.1                               Stock Purchase Agreement by and among AMC Entertainment Holdings, Inc., SMH Theatres, Inc., the Shareholders of SMH Theatres, Inc. and the Representative named herein dated as of July 13, 2015. (Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. AMC agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.)

99.1        Press Release Dated July 14, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has du1y caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC ENTERTAINMENT INC.

Date: July 14, 2015	By:	/s/ Craig R. Ramsey
Craig R. Ramsey
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document Description
2.1

Stock Purchase Agreement by and among AMC Entertainment Holdings, Inc., SMH Theatres, Inc., the Shareholders of SMH Theatres, Inc. and the Representative named herein dated as of July 13, 2015. (Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. AMC agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.)

99.1	Press Release Dated July 14, 2015